Exhibit 21.1

SUBSIDIARIES OF NORANDA ALUMINUM HOLDING CORPORATION

All subsidiaries are wholly owned (as of February 28, 2011):

Name	Jurisdiction of incorporation

Noranda Aluminum Acquisition Corporation	Delaware

Noranda Intermediate Holding Corporation	Delaware

Noranda Aluminum, Inc.	Delaware

Norandal USA, Inc.	Delaware

Gramercy Alumina Holdings, Inc.	Delaware

Noranda Alumina LLC	Delaware

Noranda Bauxite Ltd.	Jamaica

NHB Capital, LLC	Delaware

Gramercy Alumina Holdings II, Inc.	Delaware

St. Ann Bauxite Holdings Ltd.	St. Lucia